UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2016 (April 7, 2016)
 ______________________________________________________________
TerraForm Global, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-37528	47-1919173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.
Amendment to Credit and Guaranty Agreement

On May 6, 2016, TerraForm Global Operating, LLC (“Operating”), a subsidiary of TerraForm Global, Inc. (the “Company”), entered into a third amendment (the “Amendment”) to its credit and guaranty agreement with Goldman Sachs Bank USA, as Administrative Agent and Lender, and certain other lenders party thereto (the “Revolver”).

The Amendment reduces the aggregate amount of the revolving commitments to $350 million. Additionally, the Amendment extends the date by which TerraForm Global, LLC (“Holdings”) must deliver to the Administrative Agent and the other lenders party to the Revolver its financial statements and accompanying audit report with respect to fiscal year 2015 to the earlier of (a) the tenth business day prior to the date on which the failure to deliver such financial statements would constitute an event of default under Operating’s Indenture, dated August 5, 2015, with respect to its senior notes due 2022 (the “Indenture”) and (b) March 30, 2017. This date for delivering the financial statements and accompanying audit report for fiscal year 2015 was previously May 7, 2016 as provided in a second amendment to the Revolver executed on April 29, 2016.

The Amendment also extends the date by which Holdings must deliver its unaudited quarterly financial statements with respect to the fiscal quarter ending March 31, 2016 to June 30, 2016 and with respect to the fiscal quarters ending June 30, 2016 and September 30, 2016 to the date that is 75 days after the end of each fiscal quarter.

The Amendment requires Holdings to undertake certain additional obligations, including (1) to provide the lenders with preliminary financial information for the fiscal quarter ending March 31, 2016, (2) to comply with Nasdaq requirements for submitting compliance plans for the Company’s delayed filings and (3) to request a waiver or amendment under the Indenture with respect to Operating’s obligation to make available audited financial statements for fiscal year 2015. The Amendment also may require, depending on the terms upon which the senior noteholders agree to any such waiver or amendment under the Indenture, payment of fees to the Revolver lenders, an increase in the applicable margin used to determine the interest rate on loans under the Revolver and an additional decrease in the aggregate commitments of the lenders under the Revolver.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 7 and 21, 2016, the Corporate Governance and Conflicts Committee of the Company approved retention awards to encourage certain employees of SunEdison, Inc. or its subsidiaries (collectively, “SunEdison”) who carry out services for the Company and its subsidiaries, including certain officers of the Company, to remain employed by SunEdison and continue to provide services to the Company during and after the potential (as of April 7) and actual (as of April 21) bankruptcy proceeding of SunEdison. All of the personnel that manage the Company’s operations are employees of SunEdison except for our Chairman and interim Chief Executive Officer, Peter Blackmore. Mr. Blackmore did not receive a retention award.

Our Executive Vice President and Chief Financial Officer, Rebecca Cranna, will receive a cash award of $299,362 for her service with the Company and with TerraForm Power, Inc. Our Senior Vice President, General Counsel and Secretary Yana Kravtsova will receive a cash award of $225,000 for her service with the Company. For each such officer, a third of the retention award will vest on May 31, 2016, a third will vest on September 30, 2016 and the remaining third will vest on March 31, 2017. The relevant third of the award is payable within 30 days of the vesting date. To receive the relevant third of the award, the officer must be employed by SunEdison on the vesting date. The officer will remain entitled to receive any unpaid portion of the award under certain circumstances if SunEdison terminates his or her employment without cause.

Item 8.01    Other Events.

Previous Amendments to Credit and Guaranty Agreement

Operating previously entered into two additional amendments to the Revolver. Those amendments are listed below and filed as Exhibits 10.2 and 10.3 hereto, and are incorporated herein to this Item 8.01 by reference, in order to provide additional information to the Company’s shareholders and other interested parties.

Exhibit 10.2    Second Amendment to Credit and Guaranty Agreement, dated April 29, 2016
Exhibit 10.3    First Amendment to Credit and Guaranty Agreement, dated March 30, 2016

Item 9.01    Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Third Amendment to Credit and Guaranty Agreement, dated May 6, 2016
10.2	Second Amendment to Credit and Guaranty Agreement, dated April 29, 2016
10.3	First Amendment to Credit and Guaranty Agreement, dated March 30, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM GLOBAL, INC.

		By:	/s/ Yana Kravtsova
Date:	May 10, 2016	Name:	Yana Kravtsova
		Title:	Senior Vice President, General Counsel and Secretary

Exhibits Index

Exhibit No.	Description

10.1	Third Amendment to Credit and Guaranty Agreement, dated May 6, 2016
10.2	Second Amendment to Credit and Guaranty Agreement, dated April 29, 2016
10.3	First Amendment to Credit and Guaranty Agreement, dated March 30, 2016